Exhibit 99.1

CONTACT:

Claudia Natalia Artisan Components, Inc. Corporate Communications (408) 548-3172 claudia@artisan.com	Joyce Chowla Artisan Components, Inc. Investor Relations (408) 548-3122 joyce@artisan.com

Artisan Components Announces Post-Acquisition Financial Guidance For

Second Quarter And Fiscal Year 2003

Artisan Raises Revenue Guidance to $65.2 Million for Fiscal Year 2003 and Expects Acquisition of NurLogic to be Accretive to Earnings in Fiscal Year 2004

SUNNYVALE, Calif.,—March 04, 2003—Artisan Components Inc., (Nasdaq: ARTI), a leading provider of physical intellectual property (IP) components, today announced post-acquisition financial guidance for the second quarter and fiscal year 2003. The revision to previously announced guidance is primarily the result of Artisan’s February 2003 acquisition of NurLogic Design Inc., a privately held analog, mixed-signal and communications IP company.

Artisan raised its revenue estimate for fiscal year 2003 to $65.2 million, representing growth of 75% over fiscal year 2002. The pre-acquisition revenue estimate was $60.0 million for fiscal year 2003. The increase in revenue guidance primarily reflects the inclusion of NurLogic’s projected results beginning with March 2003. The company’s pro forma earnings per share are estimated to be in the range of $0.37 to $0.42 per share for fiscal year 2003. The company’s estimated pro forma earnings per share calculation excludes charges of approximately $3.4 million related to the acquisition of NurLogic and $2.0 million related to the acquisition of the Synopsys, Inc. physical library business, which are offset by the pro forma tax effect of $4.2 million. The company expects the acquisition of NurLogic to be accretive to earnings in fiscal year 2004.

Artisan raised its revenue estimate for the second quarter of fiscal year 2003 to $15.3 million, representing growth of 91% over the same quarter in fiscal year 2002, and growth of 9% over the prior quarter. The pre-acquisition revenue estimate was $14.5 million. The company’s pro forma earnings per share for the second quarter of fiscal year 2003 are estimated to be in the range of $0.08 to $0.09 per share. The company’s estimated pro forma earnings per share calculation excludes charges of approximately $1.0 million related to the acquisition of NurLogic and $492,000 related to the acquisition of the Synopsys physical library business, which are offset by the pro forma tax effect of $870,000.

Artisan acquired NurLogic for approximately $5.0 million in cash and 745,000 shares of Artisan common stock. In addition, options to acquire approximately 819,000 shares of Artisan common stock were assumed in connection with the acquisition.

The acquisition amplifies Artisan’s strategy to offer customers comprehensive physical IP solutions to accelerate the design and production of system-on-a-chip (SoC) designs. The addition of NurLogic’s analog, mixed-signal and communications components complements Artisan’s digital product focus and expands Artisan’s widely used design solutions. Today’s SoC designs require the integration of analog IP that results in first-time right silicon. The performance of these ICs drives the need for high-speed interfaces such as NurLogic’s Serializer-Deserializer (SerDes), PCI Express™ and HyperTransport™ to the outside world that require advanced mixed-signal design techniques to achieve robust, manufacturable solutions.

“We believe the NurLogic acquisition will allow Artisan to serve IC designers’ increasing demands for analog and mixed-signal IP,” said Mark Templeton, president and CEO of Artisan Components. “The resulting design solutions are expected to significantly contribute to the company’s value proposition and growth.”

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding potential future revenue, expenses and operating results of Artisan which depend on a number of factors, including customer orders, the expansion of Artisan’s new product development and delivery capacity as a result of the acquisition of NurLogic, the integration of NurLogic’s products with Artisan’s, Artisan’s ability to estimate potential revenue and incur expenses that are relatively fixed in the short-term accordingly and Artisan’s ability to integrate and retain the NurLogic employees and to retain NurLogic’s customers as a result of the transaction. Actual results may differ materially, and Artisan disclaims any obligation to update or correct this information. These statements are subject to various risks and uncertainties, including the demand for semiconductors and end user products that incorporate semiconductors and general economic conditions; successful production volumes of integrated circuits using Artisan products; Artisan’s ability to motivate and retain NurLogic’s employees and to retain and expand the offerings accepted by NurLogic’s customers; and the integration of NurLogic’s products with Artisan products. We refer you also to the documents that the Company files from time-to- time with the Securities and Exchange Commission, in particular the section entitled “Factors Affecting Future Operating Results” in the Company’s annual report on form 10-K and its quarterly reports on Forms 10-Q. Artisan disclaims any obligation to update or correct the information contained in this press release as a result of financial, business or any other developments occurring after the date of the release.

About Artisan Components

Artisan Components, Inc. is a leading provider of physical intellectual property (IP) components for the design and manufacture of complex system-on-a-chip integrated circuits. Artisan’s products include embedded memory, standard cell, input/output, analog, mixed-signal and communications components, which are designed to achieve the best combination of performance, density, power and yield for a given manufacturing process. Artisan has licensed its IP components to over 1,000 companies involved in integrated circuit design. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access can be found at: http://www.artisan.com.

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